Exhibit 12


                               SEWARD & KISSEL LLP
                             ONE BATTERY PARK PLAZA
                            NEW YORK, NEW YORK 10004

                           TELEPHONE: (212) 574-1200            901 K STREET, NW
                           FACSIMILE: (212) 480-8421      WASHINGTON, D.C. 20001
                                 WWW.SEWKIS.COM         TELEPHONE: (202)737-8833
                                                        FACSIMILE: (202)737-5184




                                                           April 22, 2016



AllianceBernstein Income Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

AB Bond Fund, Inc.-- AB Income Fund
1345 Avenue of the Americas
New York, New York 10105

       Re: Acquisition of the Assets and Assumption of the Liabilities of AllianceBernstein Income Fund, Inc. by AB Income Fund, a series of AB Bond Fund, Inc.
             ----------------------------------------------

Ladies and Gentlemen:


                                I. Introduction
                                ---------------

          We have acted as counsel to AllianceBernstein Income Fund, Inc., a Maryland corporation ("Acquired Fund"), and AB Income Fund (the "Acquiring Fund"), a newly-formed series of AB Bond Fund, Inc., an open-end management investment company, a Maryland corporation ("Acquirer"), in connection with the Acquisition provided for in the Agreement and Plan of Acquisition and Dissolution among the Acquired Fund, the Acquirer and AllianceBernstein L.P. (the "Adviser"), dated as of March 1, 2016 (the "Plan"). Pursuant to Section 8(e) of the Plan, Acquired Fund and Acquirer have requested our opinion as to certain of the United States federal income tax consequences to Acquirer, Acquired Fund and the stockholders of Acquired Fund ("Acquired Fund Stockholders") in connection with the Acquisition. Each capitalized term not defined herein has the meaning ascribed to that term in the Plan.

                               II. Relevant Facts
                               ------------------

          Acquirer is registered with the Securities and Exchange Commission (the "SEC") as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "Act"). Acquirer is registered with the SEC as a series of an open-end management investment company under the Act.

          The Plan and the Acquisition have been approved by the Board of Directors of Acquired Fund and the Board of Directors of Acquirer. The terms and conditions of the Acquisition are set forth in the Plan.

          Pursuant to the Plan, Acquired Fund will transfer all of its Assets to Acquirer in exchange for shares of Acquirer ("Acquirer Shares") and the assumption by Acquirer of all the Liabilities of Acquired Fund existing on or after the Effective Time of the Acquisition. At the Closing Date or as soon as reasonably practicable thereafter, Acquired Fund will liquidate and distribute all of the Acquirer Shares that it received in connection with the Acquisition to those then former Acquired Fund Stockholders in exchange for all of the then outstanding shares of Acquired Fund ("Acquired Fund Shares"). Upon completion of the Acquisition, each such former Acquired Fund Stockholder will be the owner of Acquirer Shares equal in net asset value as of the Closing Date to the net asset value of the Acquired Fund Shares such stockholder held prior to the Acquisition. Pursuant to the Plan, Acquired Fund will bear all of its expenses incurred in connection with the Acquisition.

          The stated investment objective of Acquired Fund is high current income consistent with preservation of capital. The Acquired Fund normally invests at least 80% of its net assets in income producing securities. The Acquired Fund normally invests at least 65% of its total assets in securities issued or guaranteed by the U.S. government, its agencies or instrumentalities, and repurchase agreements pertaining to U.S. government securities and may also invest up to 35% of its assets in other fixed-income securities, including those issued by nongovernmental issuers in the United States and those issued by foreign governments. After the Acquisition, the Acquirer will have the same investment objective as the Acquired Fund.

          In rendering the opinions set forth below, we have examined the Registration Statement on Form N-14 of Acquired Fund relating to the Acquisition and such other documents and materials as we have deemed relevant. For purposes of rendering our opinions, we have relied exclusively, as to factual matters, upon the statements made in that Registration Statement and, with your approval, upon the following assumptions the correctness of each of which have been verified (or appropriately represented) to us by officers of Acquired Fund and
Acquirer:

          (1) The Plan and Acquisition have been duly approved by the Acquired Fund Board.

          (2) Acquired Fund: (a) is a "fund" as defined in Section 851(g)(2) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"); (b) has qualified for treatment as a regulated investment company under Part I of Subchapter M of Chapter 1 of Subtitle A of the Code (a "RIC") for each taxable year since the commencement of its operations and qualifies for treatment as a RIC during its current taxable year which includes the Effective Time; (c) has invested its assets at all times through the Effective Time in a manner that ensures compliance with the foregoing; and (d) has no earnings and profits accumulated in any taxable year in which it did not qualify as a RIC.

          (3) The Adviser has operated the business of Acquired Fund in the ordinary course between the date of the Agreement and the Effective Time, including the declaration and payment of customary dividends and other distributions and any other distributions deemed advisable in anticipation of the Acquisition. Before the Effective Time, Acquired Fund has not (a) disposed of and/or acquired any assets except in the ordinary course of its business as a RIC, or (b) otherwise changed its historic investment policies.

          (4) The Acquired Fund Stockholders will receive no consideration pursuant to the Acquisition other than Acquiring Fund Shares.

          (5) The Acquired Fund Stockholders will pay any expenses incurred by them in connection with the Acquisition.

          (6) The Liabilities of Acquired Fund to be assumed by Acquiring Fund in the Acquisition have been incurred in the ordinary course of Acquired Fund's business or were incurred by Acquired Fund solely and directly in connection with the Acquisition.

          (7)  (a)  To  your  knowledge,  there  is  no plan or intention of the
Acquired Fund Stockholders to redeem, sell or otherwise dispose of (i) any portion of their Acquired Fund Shares before the Acquisition to any person "related," within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations, to either Acquired Fund or Acquiring Fund or (ii) any portion of the Acquiring Fund Shares they receive in the Acquisition to any person "related," within such meaning, to Acquiring Fund.

               (b) It is not anticipated that dispositions of those Acquiring Fund Shares at the time of, or immediately after, the Acquisition will exceed the usual rate and frequency of dispositions of Acquired Fund Shares as an open-end investment company.

               (c) It is expected that the percentage of Acquired Fund Shares, if any, that will be disposed of as a result, or at the time, of the Acquisition will be of such amount that will not result in the Acquisition not being conducted on a tax-deferred basis under the Code, and that there will be no extraordinary redemptions of Acquiring Fund Shares immediately following the Acquisition.

          (8) The fair market value of the assets of Acquired Fund transferred to Acquiring Fund will equal or exceed the sum of (a) the amount of Liabilities of Acquired Fund assumed by Acquiring Fund and (b) the amount of Liabilities, if any, to which the transferred assets are subject.

          (9) There are no pending or, to your knowledge, threatened claims or assessments that have been asserted by or against Acquired Fund, other than any disclosed and reflected in the net asset value of Acquired Fund.

          (10) There are no unasserted claims or assessments against Acquired Fund that are probable of assertion.

          (11) Pursuant to the Acquisition, Acquired Fund will transfer to Acquiring Fund, and Acquiring Fund will acquire, substantially all of the assets of the Acquired Fund.

          (12) Acquired Fund will completely liquidate immediately following the Acquisition.

          (13) There is no intercompany indebtedness between Acquiring Fund and Acquired Fund.

          Similarly, with your approval, in rendering the opinions set forth below we have relied upon the following assumptions the correctness of each of which have been verified (or appropriately represented) to us by officers of the Acquiring Fund, on behalf of the Acquiring Fund:

          (1) The Plan and Acquisition have been duly approved by the Acquiring Fund Board.

          (2) Acquiring Fund (a) is a newly-formed series of the Acquirer, (b) prior to the Acquisition, it has not conducted any business or held any assets other than those necessary to facilitate its organization under state law, (c) it has no earnings and profits accumulated in any taxable year, (d) it has no liabilities, and (e) it has no shareholders other than the Adviser which acquired such shares in order to facilitate the organization of the Acquiring Fund under state law.

          (3) Acquiring Fund has no plan or intention to issue additional Acquiring Fund Shares following the Acquisition except for Acquiring Fund Shares issued in the ordinary course of its business as an open-end investment company; nor does Acquiring Fund, or any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to Acquiring Fund, have any plan or intention to acquire, during the five (5) year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person, any Acquiring Fund Shares issued to Acquired Fund Stockholders pursuant to the Acquisition, except for redemptions in the ordinary course of such business as required by Section 22(e) of the Act.

          (4) There is no plan or intention for Acquiring Fund to be dissolved or merged into another business trust or a corporation or any "fund" thereof, as defined in Code Section 851, following the Acquisition.

          (5) The fair market value of the Acquiring Fund Shares each Acquired Fund Stockholder receives in connection with the Acquisition will be equal to the fair market value of the Acquired Fund Shares such Acquired Fund Stockholder surrenders in exchange therefor.

                               III. Relevant Law
                               -----------------

          A corporation which is a "party to a reorganization" will not recognize gain or loss if it exchanges property pursuant to a plan of reorganization solely for stock or securities of another corporation which is a party to the reorganization.(1) Likewise, the shareholders of a corporation which is a party to a reorganization will not recognize gain or loss if they exchange stock or securities of such corporation solely for stock or securities in such corporation or another corporation which is a party to the reorganization in pursuance of the plan of reorganization.(2)

--------
(1)   Code ss. 361.
(2)   Code ss. 354.

          In order to be a treated as a "reorganization," a transaction must satisfy certain statutory requirements contained in Code Section 368.

          Code Section 368(a)(1)(F) provides that a "reorganization" includes "a mere change in identity, form, or place of organization of one corporation, however effected."(3)

--------
(3) It is noted that Proposed Treasury Regulations Section 1.368-2(m) provides requirements for a reorganization to qualify under Section 368(a)(1)(F). Although these regulations are not effective until finalized, we note that the Reorganization would satisfy the requirements of these regulations if they were final.


          The Acquisition will consist of a transfer of all or substantially all of the assets of Acquired Fund, a Maryland corporation, to Acquiring Fund, a series of a Maryland corporation (such series is treated as a separate corporation for U.S. federal income tax purposes), in exchange solely for shares of beneficial interest of Acquiring Fund, which will then be distributed to the Acquired Fund Stockholders. Therefore, this is effectively a mere change in identity or form of the Acquired Fund as it is changing from a closed-end stand-alone mutual fund to an open-end mutual fund that is part of a series fund structure. Therefore, the Acquisition will satisfy the statutory language of Code Section 368(a)(1)(F) to be treated as a "reorganization." Although the Acquisition may also be described in another subsection of Section 368(a)(1), a reorganization described in Code Section 368(a)(1)(F) that is also described in another subsection of Section 368(a)(1) will be treated as described only in
Section 368(a)(1)(F).(4)

--------
(4)   Rev. Rul. 57-276, 1957-1 CB 126.


          A reorganization under Code Section 368(a)(1)(F) is not required to satisfy the "continuity of business enterprise" or "continuity of interest" requirements established by judicial doctrine and Treasury Regulations.(5)

--------
(5)   Treas. Reg. ss. 1.368-2(a).


          Code Section 381(a) provides that in the case of a reorganization described under Section 368(a)(1)(F), the acquiring corporation will succeed to certain items of the acquired corporation, including capital loss carryovers. Code Section 381(b) provides that the taxable year of a corporation in a reorganization described in Code Section 368(a)(1)(F) does not close.

                                  IV. Opinions
                                  ------------

          Based upon the foregoing and upon our review of the Code, the Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other published pronouncements of the IRS, the published opinions of the U.S. Tax Court and other U.S. federal courts, and such other authorities as we consider relevant, each as they exist as of the date hereof, we are of the opinion that, for federal income tax purposes:

          (1) Acquiring Fund's acquisition of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities, followed by Acquired Fund's distribution of Acquiring Fund Shares to the Acquired Fund Stockholders actually or constructively in exchange for their Acquired Fund Shares, will constitute a "reorganization" described in Code Section 368(a)(1)(F), and each of Acquiring Fund and Acquired Fund will be "a party to a reorganization" (within the meaning of Code Section 368(b)).

          (2) Neither Acquired Fund nor Acquiring Fund will recognize any gain or loss upon the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities or on the subsequent distribution (whether actual or constructive) of those Acquiring Fund Shares to Acquired Fund Stockholders in exchange for their Acquired Fund Shares, except for (A) gain or loss that may be recognized on the transfer of "section 1256 contracts" as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a "passive foreign investment company" as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

          (3) Acquiring Fund's tax basis in each Asset will be the same as Acquired Fund's tax basis therein immediately before the Acquisition, and Acquiring Fund's holding period for each Asset will include Acquired Fund's holding period therefor.

          (4) No Acquired Fund Stockholder will recognize any gain or loss on the exchange of all its Acquired Fund Shares solely for Acquiring Fund Shares pursuant to the Acquisition.

          (5) An Acquired Fund Stockholder's aggregate tax basis in the Acquiring Fund Shares such Acquired Fund Stockholder receives in the Acquisition will be the same as the aggregate tax basis in the Acquired Fund Stockholder's Acquired Fund Shares such Acquired Fund Stockholder actually or constructively surrenders in exchange for those Acquiring Fund Shares, and such Acquired Fund Stockholder's holding period for those Acquiring Fund Shares will include, in each instance, such Acquired Fund Stockholder's holding period for those Acquired Fund Shares, provided the Acquired Fund Stockholder holds them as capital assets at the Effective Time.

          (6) The Acquisition will not result in the termination of the Acquired Fund's taxable year and the Acquiring Fund will succeed to and take into account the items of Acquired Fund (e.g., the capital loss carryovers of Acquired Fund), if any, described under Code Section 381(c).

          Because our opinion is based upon current law, no assurance can be given that existing U.S. federal income tax laws will not be changed by future legislative or administrative or judicial interpretation, any of which could affect the opinion expressed above. This opinion is provided to you in connection with the Acquisition. This opinion may not be quoted or relied upon by any other person or entity, or for any other purpose, without our prior written consent.

                                                        Very truly yours,



                                                        /s/ Seward & Kissel LLP